Exhibit 99.1

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores to Webcast Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – July 17, 2013 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today announced that it will webcast the 2013 annual shareholder meeting on Tuesday, July 30, 2013 at 9:00 a.m. ET. Spartan’s Chairman, Craig Sturken, and President and Chief Executive Officer, Dennis Eidson will host the meeting.

To listen to the annual meeting and view the presentation, please go to Spartan Stores’ corporate website at www.spartanstores.com. Simply click on ‘For Investors’ and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately 10 days

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc. (Nasdaq: SPTN) is the nation’s ninth largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 private and national brand products to approximately 385 independent grocery locations in Michigan, Indiana and Ohio, and to the Company’s 101 corporate owned stores located in Michigan, including Family Fare Supermarkets, Glen’s Markets, D&W Fresh Markets, VG’s Food and Pharmacy, Forest Hills Foods and Valu Land.